Exhibit 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-00000) and related Prospectus of CDC Corporation and to the incorporation by reference therein of our report dated June 20, 2005 (except for note 2, as to which the date is July 2, 2007), with respect to the consolidated financial statements of CDC Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Hong Kong
August 28, 2007